As filed with the Securities and Exchange Commission on July 3, 2025

Registration No. 333-267414
Registration No. 333-270920
Registration No. 333-278176
Registration No. 333-285975

  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ProKidney Corp.
(Exact name of registrant as specified in its charter)

Delaware	98-1586514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Frontis Plaza Blvd., Ste 250
Winston-Salem, NC 27103
(Address, including zip code, of Principal Executive Offices)

ProKidney Corp. 2022 Incentive Equity Plan
ProKidney Corp. Employee Stock Purchase Plan
(Full titles of the plans)

Bruce Culleton, M.D.
Chief Executive Officer
ProKidney Corp.
2000 Frontis Plaza Blvd., Ste 250
Winston-Salem, NC 27103
Telephone: (336) 999-7028
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Stuart E. Leblang
John P. Clayton
Eric H. Wexler
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, NY 10036
(214) 969-2701

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment” or “Post-Effective Amendment”) to the Registration Statements (as defined below) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by ProKidney Corp., a Delaware corporation (the “Company”), as the successor to ProKidney Corp., a Cayman Islands exempted company (“ProKidney Cayman”). Effective July 1, 2025, ProKidney Corp. changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the “Domestication”). Except as modified by this Amendment, this Post-Effective Amendment No. 1 pertains to the adoption by the Company of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-267414; (ii) Registration No. 333-270920; (iii) Registration No. 333-278176; and (iv) Registration No. 333-285975. The Company hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Post-Effective Amendment No. 1 does not reflect any increase in the number of shares of the Company’s Class A common stock, par value $ 0.0001 per share (the “Class A common stock”), issuable pursuant to the plans listed on the cover page hereof above the numbers previously approved and disclosed.

For the purposes of this Amendment and the Registration Statements, references to the “Company,” “ProKidney,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Domestication, ProKidney Cayman and, as of any time after the Domestication, ProKidney Corp., a Delaware corporation. The information contained in this Amendment sets forth additional information to reflect the Domestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in our jurisdiction of incorporation or capital structure.

The Domestication was effected in the manner described in ProKidney’s registration statement on Form S-4 (the “Form S-4”), which was filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2025 (File No. 333-286278). In the Domestication, ProKidney Corp. deregistered as an exempted company in the Cayman Islands pursuant to Sections 206 and 207 of the Companies Act (as amended) of the Cayman Islands and continued its existence under the General Corporation Law of the State of Delaware (the “DGCL”) as a corporation incorporated in the State of Delaware pursuant to Section 388 of the DGCL. Our consolidated business, operations, assets and liabilities, as well as our principal locations (other than our registered office in Cayman Islands) and fiscal year, were the same immediately after the Domestication as they were immediately prior to the Domestication. In addition, the directors and executive officers of the Company immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of ProKidney Cayman immediately prior to the Domestication.

The Company’s Class A common stock continues to be listed for trading on the Nasdaq Capital Market under the ticker symbol “PROK.” Upon effectiveness of the Domestication, the Company’s CUSIP number relating to its Class A common stock changed to 74291D 104.

In connection with the Domestication, (i) the outstanding Class A ordinary shares of ProKidney Cayman, par value $0.0001 per share, including fractions of ordinary shares, converted by operation of law into an equivalent number of shares (or fractions thereof) of Class A common stock of the Company, par value $0.0001 per share, and (ii) the outstanding Class B ordinary shares of the ProKidney Cayman, par value $0.0001 per share, including fractions of ordinary shares, converted by operation of law into an equivalent number of shares (or fractions thereof) of Class B common stock of the Company, par value $0.0001 per share. The number of shares of Class A common stock of the Company outstanding immediately after the Domestication was the same as the number of ordinary shares of ProKidney Cayman outstanding immediately prior to the Domestication. Consequently, each holder of a Class A ordinary share (or fraction thereof) or Class B ordinary share (or fraction thereof) of ProKidney Cayman immediately prior to the Domestication held, immediately thereafter, a share of Class A common stock (or fraction thereof) or Class B common stock (or fraction thereof) of the Company representing the same proportional equity interest in the Company as that shareholder held in ProKidney Cayman and representing the same class of shares.

In connection with the Domestication, ProKidney has amended (i) ProKidney Corp. 2022 Incentive Equity Plan by adopting the First Amendment to the ProKidney Corp. 2022 Incentive Equity Plan (the “2022 Plan Amendment”) and (ii) ProKidney Corp. Employee Stock Purchase Plan by adopting the First Amendment to the ProKidney Corp. Employee Stock Purchase Plan (the “Employee Plan Amendment”, and together with the 2022 Plan Amendment, the “Plan Amendments”). The Plan Amendments are filed as Exhibits 10.3 and 10.4 to this Amendment, respectively, and are hereby incorporated by reference into this Amendment.

The rights of holders of the Company’s Class A common stock are now governed by the Company’s Delaware certificate of incorporation, its Delaware by-laws and the DGCL, each of which is described in ProKidney Cayman’s final prospectus relating to the Domestication, which was filed with the Commission pursuant to Rule 424(b)(3) on April 28, 2025 (the “Final Prospectus”). The Final Prospectus is part of the Form S-4.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The information specified in Item 1 and Item 2 of Part I of the registration statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the instructions to the registration statement on Form S-8. The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRANT’S PROSPECTUS

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company, pursuant to the Securities Act and the Exchange Act, as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, the Registration Statements:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the Commission on March 17, 2025;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as filed with the Commission on May 12, 2025;

(c)	the Company’s Current Reports on Form 8-K, as filed with the Commission on January 21, 2025, May 30, 2025, and July 1, 2025;

(d)	the Company’s Current Report on Form 8-K12B, as filed with the Commission on July 3, 2025;

(e)	the Company’s Definitive Proxy Statement, included in the Final Prospectus, for the Annual General Meeting of Shareholders on May 29, 2025 and as filed with the Commission on April 28, 2025; and

(f)
the description of the Company’s common stock, included in the Final Prospectus, as filed with the Commission on April 28, 2025 under the caption “Description of Securities” therein, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be made a part hereof from the respective dates of filing such documents. The Company is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any its Current Reports on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amendment to the Registration Statements.

Item 4.	Description of Securities.

See the description of the Company’s Class A common stock included in the Final Prospectus under the caption “Description of Securities” therein.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions by a director or officer not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions made under a director’s administration , (4) for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made with respect to any claim, issue or matter as to which he or she will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court will deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our certificate of incorporation provides that no director or officer shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may be amended. This provision in the certificate of incorporation does not eliminate the directors’ or officers’ fiduciary duties and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, such provision does not eliminate or limit the liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director under Section 174 of the DGCL, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (5) an officer in any action by or in the right of the Company. The provision also does not affect a director’s or officer’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s by-laws also provide that the Company shall indemnify its directors and officers to the fullest extent not prohibited by law, except that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (1) such indemnification is expressly required by law, (2) the proceeding was authorized by the board of directors of the Company, (3) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law or (4) such indemnification is otherwise required to be made pursuant to the by-laws. For purposes of the indemnification described in this paragraph, references to the Company include ProKidney Cayman prior to the domestication and continuation of its existence under Delaware law as ProKidney Corp. The Company will remain obligated on any indemnification obligations of ProKidney Cayman arising prior to the Domestication.

We maintain directors’ and officers’ insurance policies that cover our directors and officers.

Subject to limitations imposed by Delaware law and the terms therein, the Company has entered into agreements that provide indemnification and advancement of expenses to the directors, officers, certain employees and certain agents of the Company and certain other persons who are or were serving at our request as a director, officer, employee or agent of any other enterprise for all actions, liabilities, losses, damages or expenses incurred or suffered by the indemnified person arising out of such person’s service in such capacity.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

(a) The following exhibits are filed herewith or incorporated herein by reference unless otherwise indicated:

Exhibit No.	Description

3.1	Certificate of Incorporation of ProKidney Corp. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K12B, filed on July 3, 2025 (File No. 001-40560)).

3.2	By-laws of ProKidney Corp. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K12B, filed on July 3, 2025 (File No. 001-40560)).

4.1	Form of Stock Certificate for Class A Common Stock (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K12B, filed on July 3, 2025 (File No. 001-40560)).

4.2	Form of Stock Certificate for Class B Common Stock (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K12B, filed on July 3, 2025 (File No. 001-40560)).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1†	ProKidney Corp. 2022 Incentive Equity Plan (incorporated by reference to Exhibit 10.11 of the Company’s Current Report on Form 8-K, filed on July 15, 2022 (File No. 001-40560)).

10.2†	ProKidney Corp. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.12 of the Company’s Current Report on Form 8-K, filed on July 15, 2022 (File No. 001-40560)).

10.3†
First Amendment to the ProKidney Corp. 2022 Incentive Equity Plan (incorporated by reference to Exhibit 10.5 of the Company's Current Report on Form 8-K12B, filed on July 3, 2025 (File No. 001-40650)).

10.4†
First Amendment to the ProKidney Corp. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K12B, filed on July 3, 2025 (File No. 001-40650)).

23.1*	Consent of Ernst & Young LLP.

23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Amendment).

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (a)(1)(i) and (a)(1)(ii) of Item 512 of Regulation S-K do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on the 3rd day of July, 2025.

PROKIDNEY CORP.

By:	/s/ Bruce Culleton, M.D.
Bruce Culleton, M.D.
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Bruce Culleton, M.D. and James Coulston, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Act, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities indicated.

Name	Title	Date

/s/ Bruce Culleton, M.D.	Chief Executive Officer and Director	July 3, 2025
Bruce Culleton, M.D.	(Principal Executive Officer)

/s/ James Coulston	Chief Financial Officer	July 3, 2025
James Coulston	(Principal Financial and Accounting Officer)

/s/ Pablo Legorreta	Chairman	July 3, 2025
Pablo Legorreta

/s/ William F. Doyle	Director	July 3, 2025
William F. Doyle

/s/ Jennifer Fox	Director	July 3, 2025
Jennifer Fox

/s/ José Ignacio Jimenez Santos	Director	July 3, 2025
José Ignacio Jimenez Santos

/s/ Alan M. Lotvin, M.D.	Director	July 3, 2025
Alan M. Lotvin, M.D.

/s/ Brian J.G. Pereira, M.D.	Director	July 3, 2025
Brian J.G. Pereira, M.D.

/s/ Uma Sinha, Ph.D.	Director	July 3, 2025
Uma Sinha, Ph.D.